                                                             EXHIBIT (a)(1)


                                 [COOKER LOGO]
                         COOKER RESTAURANT CORPORATION
                        OFFER TO PURCHASE FOR CASH UP TO
            4,000,000 SHARES OF ITS COMMON STOCK WITHOUT PAR VALUE,
                  AT A PURCHASE PRICE NOT GREATER THAN $12.00
                         NOR LESS THAN $10.50 PER SHARE

          THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
        5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 10, 1998,
                         UNLESS THE OFFER IS EXTENDED.
                            ------------------------

     Cooker Restaurant Corporation, an Ohio corporation (the "Company"), hereby invites its shareholders to tender up to 4,000,000 shares of its Common Stock, without par value (such shares, together with associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of February 1, 1990, between the Company and National City Bank as Rights Agent, are hereinafter referred to as the "Shares"), to the Company at prices not greater than $12.00 nor less than $10.50 per Share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $12.00 nor less than $10.50 per Share), net to the seller in cash (the "Purchase Price"), that will allow it to purchase 4,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the financing condition referred to below, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer. See Section 14.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS CONDITIONED UPON THE COMPANY HAVING OBTAINED SUFFICIENT FINANCING TO FUND THE PURCHASE OF SHARES TENDERED IN THE OFFER AND PAY ALL RELATED TAXES, FEES AND EXPENSES. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     The Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "CGR." On August 11, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported by the NYSE, Inc. was $8.5625 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

     THE BOARD OF DIRECTORS OF THE COMPANY (THROUGH A SPECIAL COMMITTEE, AS SET FORTH IN SECTION 10) HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. FOUR OF THE COMPANY'S DIRECTORS HAVE INFORMED THE COMPANY THAT THEY INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10. EXCEPT AS SET FORTH IN SECTION 10, THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.
                            ------------------------

                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE

             The Date of this Offer to Purchase is August 12, 1998

                                   IMPORTANT

     Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee or an Agent's Message (as defined below) and any other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), and either mail or deliver the stock certificates for such tendered Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry delivery set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     TO EFFECT A VALID TENDER OF SHARES, SHAREHOLDERS MUST COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE BOX RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

     Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                                    SUMMARY

     This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be
Purchased.....................   4,000,000 Shares (or such lesser number of
                                 Shares as are validly tendered pursuant to the Offer and not withdrawn).

Purchase Price................   The Company will, upon the terms and subject to
                                 the conditions of the Offer, determine the lowest single per Share price (not greater than $12.00 nor less than $10.50 per Share) net to the seller in cash (the "Purchase Price"), that will allow it to purchase 4,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. Each shareholder desiring to tender
                                 Shares must specify in the Letter of
                                 Transmittal the minimum price (not greater than $12.00 nor less than $10.50 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company.

Conditions to the Offer.......   The Offer is conditioned upon the Company
                                 having obtained sufficient financing to fund the purchase of Shares tendered in the Offer and pay all related taxes, fees and expenses pursuant to the terms of the financing commitment described in Section 2. The Offer is also subject to certain other conditions. See
                                 Section 6.

How to Tender Shares..........   See Section 3. Call the Information Agent or
                                 consult your broker for assistance.

Brokerage Commissions.........   None.

Stock Transfer Tax............   None, if payment is made to the registered
                                 holder.

Expiration and Proration
Dates.........................   Thursday, September 10, 1998, at 5:00 P.M., New
                                 York City time, unless the Offer is extended by the Company.

Proration.....................   In the event that proration of tendered Shares
                                 is required, proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price (and not withdrawn prior to the Expiration Date) to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price
                                 (and not withdrawn prior to the Expiration
                                 Date).

Odd Lots......................   There will be no proration of Shares tendered
                                 by any shareholder owning beneficially fewer than 100 Shares in the aggregate as of the close of business on August 11, 1998 and as of the Expiration Date, who tenders all such Shares at or below the Purchase Price prior to the Expiration Date and who checks the "Odd
                                 Lots" box in the Letter of Transmittal. See
                                 Section 1.

Payment Date..................   As soon as practicable after the expiration of
                                 the Offer.

Position of the Company and
its Directors.................   Neither the Company nor its Board of Directors
                                 makes any recommendation to any shareholder as to whether to tender or refrain from tendering
                                 Shares. Four of the Company's directors have informed the Company that they intend to tender
                                 Shares pursuant to the Offer. See Section 10.
                                 Except as set forth in Section 10, the Company has been advised that none of its directors or executive officers intend to tender any Shares pursuant to the Offer.

Withdrawal Rights.............   Tendered Shares may be withdrawn at any time
                                 prior to the expiration of the Offer (5:00
                                 P.M., New York City time, on Thursday,
                                 September 10, 1998, or such later date to which the Offer is extended by the Company) and, unless previously purchased, may also be withdrawn at any time after 5:00 P.M., New York
                                 City time, on Thursday, October 8, 1998. See
                                 Section 4.

For Further Developments
Regarding the Offer...........   Call the Information Agent or consult your
                                 broker.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
SUMMARY.............................................................    3
INTRODUCTION........................................................    6
THE OFFER...........................................................    8
   1.   NUMBER OF SHARES; PRORATION.................................    8
   2.   PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER..........    9
   3.   PROCEDURES FOR TENDERING SHARES.............................   11
   4.   WITHDRAWAL RIGHTS...........................................   15
   5.   PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE............   15
   6.   CERTAIN CONDITIONS OF THE OFFER.............................   16
   7.   PRICE RANGE OF SHARES; DIVIDENDS............................   18
   8.   SOURCE AND AMOUNT OF FUNDS..................................   18
   9.   CERTAIN INFORMATION CONCERNING THE COMPANY..................   18
        INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
  10.   ARRANGEMENTS CONCERNING SHARES..............................   24
        EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION
  11.   UNDER THE EXCHANGE ACT......................................   26
  12.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................   26
  13.   CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   26
  14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT..................   28
  15.   FEES AND EXPENSES...........................................   29
  16.   MISCELLANEOUS...............................................   30

To the Holders of Common Stock of Cooker Restaurant Corporation:

                                  INTRODUCTION

     Cooker Restaurant Corporation, an Ohio corporation (the "Company"), hereby invites its shareholders to tender up to 4,000,000 shares of its common stock without par value (hereinafter referred to as the "Shares"), to the Company at prices not greater than $12.00 nor less than $10.50 per Share, as specified by tendering shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine the lowest single per Share price (not greater than $12.00 nor less than $10.50 per Share), net to the seller in cash (the "Purchase Price"), that will allow it to purchase 4,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the financing condition referred to below, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. Certificates representing Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration will be returned at the Company's expense. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer. See Section 14.

     The Company's obligation to purchase Shares pursuant to the Offer is conditioned upon, among other things, sufficient financing being obtained by the Company to fund the purchase of Shares tendered in the Offer and pay all related taxes, fees and expenses pursuant to the terms of the financing commitment described in Section 2 ("Purpose of the Offer; Certain Effects of the Offer -- The Sale-Leaseback Transactions and Related Transactions) or such other terms as the Company shall agree and as are not materially more onerous than as set forth in such commitment (the "Financing Condition").

     As described in Section 2, the Company has received a written waiver from the lender under its revolving term loan facility consenting to the Company's entering into sale-leaseback transactions involving up to 25 of the Company's restaurant properties for up to $57,500,000 of proceeds. On August 7, 1998, the Company obtained from a third party a commitment for up to $70 million of financing which the Company expects to obtain through sale-leaseback transactions involving up to 30 of the Company's restaurant properties (the "Sale-Leaseback Transactions"). If Sale-Leaseback Transactions have not been consummated on or prior to the initial Expiration Date in an amount sufficient to finance the Company's purchase of Shares tendered pursuant to the Offer and to pay related taxes, fees and expenses, the Company intends to extend the Expiration Date from time to time for a period not to extend beyond December 15, 1998 until such Sale-Leaseback Transactions have been consummated and the other conditions to the Offer have been satisfied or waived.

     THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE
SECTION 6.

     THE BOARD OF DIRECTORS OF THE COMPANY (THROUGH A SPECIAL COMMITTEE, AS SET FORTH IN SECTION 10) HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. FOUR OF THE COMPANY'S DIRECTORS HAVE INFORMED THE COMPANY THAT THEY INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10. EXCEPT AS SET FORTH IN SECTION 10, THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

     The Special Committee of the Company's Board of Directors (described in
Section 10) believes that the Offer is in the best interests of the Company. The Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Company believes that the Offer and the Sale-Leaseback Transactions will be accretive to earnings per share (on both a basic and diluted basis) in the Company's current fiscal year ending January 3, 1999 and in the fiscal year ending January 2, 2000, but there can be no assurance to that effect. Following the completion of the Sale-Leaseback Transactions and the Offer, the Company intends to refinance with its current lender or other financing sources its existing revolving term loan facility, which provides for maximum quarterly payments of $1,650,000 due January 4, 1999 and April 1, 1999 and the repayment of the remaining outstanding balance on June 30, 1999.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $12.00 nor less than $10.50 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company. Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 4,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares first from all Odd Lot Holders (as defined in Section 1) who validly tendered all their Shares at or below the Purchase Price and who so certify in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and then, after the purchase of all of the foregoing Shares, all Shares tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares). See Section 1. All certificates representing Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses incurred in connection with the Offer by Donaldson, Lufkin & Jenrette Securities Corporation, who will act as dealer manager for the Offer (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., who will act as the depositary for the Offer (the "Depositary") and as information agent for the Offer (the "Information Agent"). See Section 15.

     As of August 7, 1998, the Company had issued and outstanding 10,159,354 Shares and had reserved 2,342,593 Shares for issuance upon exercise of outstanding stock options and convertible debt securities. The 4,000,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 39.4% of the outstanding Shares. The Shares are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "CGR." On August 11, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported by the NYSE, Inc. was $8.5625 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 4,000,000 Shares or such lesser number of Shares as are validly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not greater than $12.00 nor less than $10.50 per Share. The term "Expiration Date" means 5:00 P.M., New York City time, on Thursday, September 10, 1998, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be eligible for proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

     THE OFFER IS CONDITIONED UPON THE COMPANY HAVING OBTAINED SUFFICIENT FINANCING TO FUND THE PURCHASE OF SHARES TENDERED IN THE OFFER AND PAY ALL RELATED TAXES, FEES AND EXPENSES.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED IN THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE
SECTION 6.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price or prices (not greater than $12.00 nor less than $10.50 per Share) at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that will allow it to purchase 4,000,000 Shares or such lesser number of Shares as are validly tendered and not withdrawn) pursuant to the Offer. The Company will pay the Purchase Price, even if such Shares were tendered below the Purchase Price, for all Shares validly tendered prior to the Expiration Date at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the Financing Condition, the procedure pursuant to which Shares will be accepted for payment and the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and not withdrawn and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer. See Section 14.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 4,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) have been validly tendered at prices at or below the Purchase Price and not withdrawn, the Company will purchase validly tendered and not withdrawn Shares on the basis set forth below:

          (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined below) who:

             (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of fewer than all Shares owned by such shareholder will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) second, after purchase of all of the foregoing Shares, all Shares tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below.

     Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person who owned beneficially as of the close of business on August 11, 1998, and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery) (an "Odd Lot Holder"). As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. This preference is not available to partial tenders or to beneficial holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder would not only avoid the payment of brokerage commissions but also would avoid any applicable odd lot discounts in a sale of such holder's Shares. Any Odd Lot Holder wishing to tender all of such shareholder's Shares should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned beneficially at or below the Purchase Price and who, as a result of proration, would then own, beneficially an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of such right.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price (and not withdrawn) to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price (and not withdrawn). Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven NYSE trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of August 11, 1998 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE MATTERS DISCUSSED BELOW AS WELL AS THE FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE COMMISSION.

                                   THE OFFER

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not greater than $12.00 nor less than $10.50 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, shareholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

     The Special Committee of the Company's Board of Directors (described in
Section 10) believes that the Offer is in the best interests of the Company. The Offer affords to those shareholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales. The Company believes that the Offer and the Sale-Leaseback Transactions will be accretive to earnings per share (on both a basic and a diluted basis) in the Company's current fiscal year ending January 3, 1999 and in the fiscal year ending January 2, 2000, but there can be no assurance to that effect.

     Shareholders who determine not to accept the Offer will increase their proportionate interest in the Company's equity, and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future.

     Shares that the Company acquires pursuant to the Offer will become authorized Shares held in treasury and will be available for reissuance by the Company without further shareholder action (except as may be required by applicable law or the rules of any securities exchange on which the Shares are listed). Subject to applicable state laws and NYSE rules, such Shares could be issued without shareholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, share dividends or in connection with stock option plans and other plans, or a combination thereof.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), generally prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by the Company will depend on several factors including, without limitation, the ability of the Company to make such purchases under its financing agreements in effect at the time, the market price of the shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

            THE SALE-LEASEBACK TRANSACTIONS AND RELATED TRANSACTIONS

     The amount required to fund the purchase of Shares tendered in the Offer (assuming a purchase price of $12.00 per Share) and pay related taxes, fees and expenses of such transactions is estimated to be approximately $52 million.

     The Sale-Leaseback Transactions. The Company intends to finance the Offer and to pay related taxes, fees and expenses, by entering into the Sale-Leaseback Transactions with respect to certain real estate properties where the Company's restaurants are located (each a "Property" and collectively the "Properties"), which are currently owned by the Company or by its affiliate, Southern Cooker, Limited Partnership, an Ohio limited partnership. On August 7, 1998, the Company received a written waiver (the "Waiver Letter") from First Union National Bank of Tennessee ("First Union") under the Company's revolving term loan facility consenting to the Company's entering into sale-leaseback transactions involving up to 25 Properties for up to $57,500,000 of proceeds. On August 7, 1998, the Company received a written commitment letter (the "Commitment Letter") from CNL Fund Advisors, Inc. ("CNL") for the purchase by CNL of up to 30 Properties for an aggregate purchase price of up to $70 million, and the subsequent lease back to the Company of each such Property on the terms and conditions described in the Commitment Letter. Under the Commitment Letter, in the event that the Company acquires less than 4,000,000 Shares as a result of the Offer, the Company would have the right to consummate Sale-Leaseback Transactions with respect to such lesser number of Properties as would be required to consummate the purchase of Shares pursuant to the Offer and to pay related taxes, fees and expenses. The Offer is conditioned upon the closing of a sufficient number of Sale-Leaseback Transactions to (i) finance the Offer, and
(ii) pay related taxes, fees and expenses. If Sale-Leaseback Transactions have not been consummated on or prior to the initial Expiration Date in an amount sufficient to finance the Company's purchase of Shares tendered pursuant to the Offer and to pay related taxes, fees and expenses, the Company intends to extend the Expiration Date from time to time for a period not to extend beyond December 15, 1998 until such Sale-Leaseback Transactions have been consummated and the other conditions to the Offer have been satisfied or waived.

     Pursuant to the terms of and subject to the conditions set forth in the Commitment Letter, CNL has agreed (i) to purchase the Properties from the Company and (ii) to enter into lease agreements (each a "Lease") with the Company with respect to such Properties. The Commitment Letter provides that each Lease will have an initial term of fifteen years, and that the Company will have the option to renew each Lease for two successive five year terms. The annual minimum rent for the initial term of each Lease will be 9.98% of the Purchase Price for such Property; the annual minimum rents applicable during the first and second optional renewal terms will be 11% and 12.1%, respectively, of the Purchase Price for such Property.

     The closing of each Sale-Leaseback Transaction is subject to certain conditions, including (i) the satisfactory completion by CNL of its due diligence investigation with respect to, among other things, title, survey, environmental and other matters relating to the Properties, (ii) the absence of any material adverse change in the financial condition of the Company and the non-occurrence of any event which may, in the reasonable judgment of CNL, have a material adverse effect upon the Company, and (iii) the execution and delivery to CNL of definitive documentation for the purchase and sale of the relevant Property and a Lease for such Property. It is anticipated that the definitive documentation for the Sale-Leaseback Transactions will be customary for transactions of that nature.

     Copies of the Commitment Letter and the Waiver Letter have been filed as exhibits to the Company's Issuer Tender Offer Statement on Schedule 13E-4. Reference is made to such exhibits for a more complete description of the Sale-Leaseback Transactions.

     THE BOARD OF DIRECTORS (THROUGH A SPECIAL COMMITTEE, AS SET FORTH IN
SECTION 10) OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. FOUR OF THE COMPANY'S DIRECTORS HAVE INFORMED THE COMPANY THAT THEY INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 10. EXCEPT AS SET FORTH IN SECTION 10, THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

3.  PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For Shares to be validly tendered pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) including any required signature guarantees or an Agent's Message (as defined below) and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN INCREMENTS OF $.125) AT WHICH THEIR SHARES

ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company or the Philadelphia Depositary Trust Company (the "Book-Entry Transfer Facilities") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder(s) have not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or a savings and loan association) having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each of the Book-Entry Transfer Facilities within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such Facility to transfer Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at either Book-Entry Transfer Facility as described above is referred to herein as "confirmation of a book-entry transfer." DELIVERY OF DOCUMENTS TO ONE OF THE BOOK-ENTRY TRANSFER FACILITIES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a confirmation of a book-entry transfer which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry

Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

     Guaranteed Delivery. Shareholders whose Share certificates are not immediately available, who cannot deliver their Shares and all other required documents to the Depositary or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Date must tender their Shares pursuant to the guaranteed delivery procedure set forth in this Section 3. Pursuant to such procedure: (i) such tender must be made by or through an Eligible Institution, (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) must be received by the Depositary prior to the Expiration Date, and (iii) the certificates for all physically delivered Shares in proper form for transfer by delivery, or a confirmation of a book-entry transfer into the Depositary's account at one of the Book-Entry Transfer Facilities of all Shares delivered electronically, in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the Depositary within three NYSE trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct. Therefore, each tendering shareholder must complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that it is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders) are not subject to these backup withholding requirements. To prevent possible erroneous backup withholding, an exempt holder must enter its correct taxpayer identification number in Part 1 of Substitute Form W-9, write "Exempt" in Part 2 of such form, and sign and date the form. See the Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 enclosed with Letter of Transmittal for additional instructions. In order for a foreign shareholder to qualify as an exempt recipient, a foreign shareholder must submit an Internal Revenue Service ("IRS") Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements may be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal. Shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding.

     TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 13.

     Withholding For Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or its agent unless (A) the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States or (B) the foreign shareholder establishes to the satisfaction of the Company and the Depositary that the sale of Shares by such foreign shareholder pursuant to the Offer will qualify as a "sale or exchange," rather than as a distribution taxable as a dividend, for United States federal income tax purposes (see Section 13 below). For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United

States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 13 or is otherwise able to establish that no tax or a reduced amount of tax is due. Each foreign shareholder is urged to consult its tax advisor regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instruction 11 of the Letter of Transmittal.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY OR THE DEALER MANAGER. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY OR THE DEALER MANAGER WILL NOT BE

FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 P.M. New York City time, on Thursday, October 8, 1998.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not tendered for purposes of the Offer unless such withdrawn Shares are validly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (i) will determine the lowest single Purchase Price that will allow it to purchase 4,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn prior to the Expiration Date), taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (ii) will accept for payment and pay for (and thereby purchase) Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In accordance with applicable regulations of the Commission, the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for the Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offering is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven NYSE trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the applicable Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

     The Company will pay or cause to be paid all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s) or such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.

6.  CERTAIN CONDITIONS OF THE OFFER.

     The Offer is conditioned upon the Company having obtained sufficient financing to fund the purchase of Shares tendered in the Offer and pay all related taxes, fees and expenses pursuant to the terms of the financing commitment described in Section 2. In addition, notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after August 12, 1998 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment (regardless of the circumstances giving rise thereto, including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly: (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing for the Offer; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on August 11, 1998;

          (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

          (e) any change or changes shall have occurred, be pending or threatened or be proposed, which have affected or could affect the business, scope, condition (financial or otherwise), assets, income, level of indebtedness, operations, prospects, stock ownership or capital structure of the Company or its subsidiaries which, in the Company's sole judgment, is or may be material to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the NYSE. The following table sets forth, for the periods indicated, the high and low closing per Share sales prices as reported by the NYSE, Inc. (rounded to the nearest $.01):

                                                               HIGH      LOW      DIVIDENDS
                                                              ------    ------    ---------
FISCAL 1996:
  1st Quarter...............................................  $14.00    $11.00       .06
  2nd Quarter...............................................   15.25     12.13        --
  3rd Quarter...............................................   13.38     10.38        --
  4th Quarter...............................................   12.50     10.25        --
FISCAL 1997:
  1st Quarter...............................................   12.13     10.13       .07
  2nd Quarter...............................................   11.50      9.13        --
  3rd Quarter...............................................   11.19      9.75        --
  4th Quarter...............................................   10.88      9.50        --
FISCAL 1998:
  1st Quarter...............................................    9.88      8.19       .07
  2nd Quarter...............................................   12.13      9.38        --
  3rd Quarter (through August 7, 1998)......................   10.00      8.38        --

     On August 11, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price was $8.5625. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 4,000,000 Shares pursuant to the Offer at a purchase price of $12.00 per Share, the Company expects the maximum amount required to finance the Offer and the payment of related taxes, fees and expenses will be approximately $52 million. The Company expects to obtain financing for such transactions pursuant to the Sale-Leaseback Transactions described in Section 2 ("Purpose of the Offer; Certain Effects of the Offer -- The Sale-Leaseback Transactions and Related Transactions"). The Offer is conditioned upon, among other things, the Company having obtained sufficient financing to fund the purchase of shares tendered in the Offer and pay all related taxes, fees and expenses pursuant to the terms of the financing commitment described in Section 2.

9.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     At June 28, 1998, the Company owned and operated 64 full-service "Cooker(SM)" restaurants (the "Restaurants") in Florida, Georgia, Indiana, Kentucky, Maryland, Michigan, North Carolina, Ohio, Tennessee and Virginia. Restaurants average approximately 7,900 square feet and 255 seats, and are designed to provide a traditional and comfortable dining experience rather than a theme atmosphere or menu. The Company provides an attractive value to customers by offering a moderately-priced, full menu of high-quality food served in generous portions. The menu includes appetizers, soups, salads, chicken, fish, beef and pasta entrees, sandwiches, burgers and desserts, most of which are created from original recipes and prepared from scratch using fresh ingredients. Entree selections generally range in price from $4.49 to $14.99 and, in 1997, the average check per person was approximately $10.97. The Company is committed to providing prompt, friendly and efficient customer service as reflected by its "100% Satisfaction Guarantee" policy and by its having what the Company believes is a higher ratio of service personnel to customers and a greater number of managers per Restaurant than many of its competitors.

     The Company is incorporated under the laws of Ohio. The Company's executive offices are located at 5500 Village Boulevard, West Palm Beach, Florida, 33407, and its telephone number is (561) 615-6000.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     Set forth below is certain summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information (other than the ratio of earnings to fixed charges and book value per common share) has been derived from the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 28, 1997 and from the unaudited consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the periods ended June 28, 1998 and June 29, 1997, respectively, which have been prepared on a basis substantially consistent with the audited financial statements, and reflect, in the opinion of management, all adjustments necessary to a fair presentation of the financial position and results of operations for such periods. The results for the six months ended June 28, 1998 are not necessarily indicative of the results for the full year. The information presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated herein by reference. More comprehensive financial information is included in such financial statements, and the financial information which follows is qualified in its entirety by reference to such financial statements, related notes and the audit report (which refers to a change in accounting for preoperational costs) contained therein, copies of which may be obtained as set forth below under the caption "-- Additional Information."

                                                SIX MONTHS ENDED           FISCAL YEAR ENDED
                                              --------------------    ----------------------------
                                              JUNE 28,    JUNE 29,    DECEMBER 28,    DECEMBER 29,
                                                1998        1997          1997            1996
                                              --------    --------    ------------    ------------
                                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                  (UNAUDITED)
STATEMENT OF INCOME DATA:
  Sales.....................................  $ 80,389    $ 65,728      $135,458        $110,273
  Net income(a).............................     4,178       3,634         5,956           6,732
  Net income per common share(b)............      0.41        0.36          0.59            0.75
  Diluted net income per common share(b)....      0.41        0.35          0.58            0.72
  Ratio of earnings to fixed charges........      4.67        7.15          4.93            5.63
BALANCE SHEET AND OTHER DATA:
  Long-term obligations.....................  $ 40,928    $ 31,118      $ 42,917        $ 16,822
  Total assets..............................   148,126     124,917       142,921         114,633
  Dividends per share.......................        --          --          0.07            0.06
  Book value per common share...............      8.96        8.40          8.63            8.15

                     NOTES TO SUMMARY FINANCIAL INFORMATION

     (a) Effective December 30, 1996, the Company changed its method of accounting for preoperational costs, costs for employee training and relocation, and supplies incurred in the connection with the opening of a restaurant to expense these costs as incurred.

     (b) In December 1997, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earning per Share" which establishes new guidelines for the calculation of earnings per share. Basic earnings per share have been computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share have been computed assuming the exercise of stock options, as well as their related income tax effects. Earnings per share for all periods have been restated to reflect the provision of this Statement.

                         SUMMARY UNAUDITED CONSOLIDATED
                        PRO FORMA FINANCIAL INFORMATION

     The following summary unaudited consolidated pro forma financial information gives effect to the purchase of Shares pursuant to the Offer, the Sale-Leaseback Transactions and the payment of related taxes, fees and expenses, based on the assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Information below, as if such transactions had occurred on the first day of each of the periods presented, with respect to operating statement data, and on June 28, 1998 and December 28, 1997, with respect to balance sheet data. The summary unaudited consolidated pro forma financial information should be read in conjunction with the summary historical consolidated financial information incorporated herein by reference and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted, if the purchase of the Shares pursuant to the Offer, the Sale-Leaseback Transactions and the payment of related taxes, fees and expenses had been completed at the dates indicated.

         SUMMARY UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                        SIX MONTHS ENDED                          FISCAL YEAR ENDED
                                         JUNE 28, 1998                            DECEMBER 28, 1997
                            ----------------------------------------   ----------------------------------------
                                           PRO FORMA                                  PRO FORMA
                            HISTORICAL    ADJUSTMENTS     PRO FORMA    HISTORICAL    ADJUSTMENTS     PRO FORMA
                            -----------   -----------    -----------   -----------   -----------    -----------
BALANCE SHEET AND OTHER
  DATA:
ASSETS
Current Assets:
  Cash and cash
     equivalents..........  $     4,504   $     8,190f   $    12,694   $     4,685   $     8,190f   $    12,875
  Inventory...............        1,496                        1,496         1,509                        1,509
  Land held for sale......           55                           55            55                           55
  Prepaid and other
     current assets.......          791                          791         1,057                        1,057
                            -----------   -----------    -----------   -----------   -----------    -----------
          Total current
            assets........        6,846         8,190         15,036         7,306         8,190         15,496
Property and equipment....      139,812       (49,103)c       90,709       134,190       (49,103)c       85,087
Other assets..............        1,558           850d         2,408         1,425           850d         2,275
                            -----------   -----------    -----------   -----------   -----------    -----------
                            $   148,216   $   (40,063)   $   108,153   $   142,921   $   (40,063)   $   102,858
                            ===========   ===========    ===========   ===========   ===========    ===========
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities
     long-term debt.......  $     3,300   $        --    $     3,300   $        --   $              $         0
  Notes payable...........          425                          425            --                            0
  Accounts payable........        4,207                        4,207         4,668                        4,668
  Accrued liabilities.....        6,810                        6,810         6,857                        6,857
  Income taxes payable....          848           (71)g          777            61           (72)g          (11)
                            -----------   -----------    -----------   -----------   -----------    -----------
          Total current
            liabilities...       15,590           (71)        15,519        11,586           (72)        11,514
Long-term debt............       39,115                       39,115        42,415                       42,415
Deferred income taxes.....        1,813                        1,813         1,813                        1,813
Other liabilities.........          629         8,636g         9,265           635         8,636g         9,271
                            -----------   -----------    -----------   -----------   -----------    -----------
          Total
            liabilities...       57,147         8,565         65,712        56,449         8,564         65,013
                            -----------   -----------    -----------   -----------   -----------    -----------
Shareholders' equity:
  Common share-without par
     value; authorized,
     30,000,000 shares....       62,555                       62,555        63,039                       63,039
  Retained earnings.......       33,047          (138)g       32,909        29,570          (137)g       29,433
  Treasury stock at
     cost.................       (4,533)      (48,490)a,b     (53,023)      (6,137)      (48,490)a,b     (54,627)
                            -----------   -----------    -----------   -----------   -----------    -----------
          Total
            shareholders'
            equity........       91,069       (48,628)        42,441        86,472       (48,627)        37,845
                            -----------   -----------    -----------   -----------   -----------    -----------
                            $   148,216   $   (40,063)   $   108,153   $   142,921   $   (40,063)   $   102,858
                            ===========   ===========    ===========   ===========   ===========    ===========
Book value per common
  share...................  $      8.96   $              $      6.89   $      8.63   $              $      6.28
Common Shares Issued and
  Outstanding.............   10,159,000    (4,000,000)a    6,159,000    10,022,000    (4,000,000)a    6,022,000
Common Shares Issued......   10,548,000                   10,548,000    10,548,000                   10,548,000
Treasury Shares at cost...      389,000     4,000,000a     4,389,000       526,000     4,000,000a     4,526,000

              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                SIX MONTHS ENDED                         FISCAL YEAR ENDED
                                                  JUNE 28, 1998                          DECEMBER 28, 1997
                                      -------------------------------------    --------------------------------------
                                                    PRO FORMA                                 PRO FORMA
     STATEMENT OF INCOME DATA:        HISTORICAL   ADJUSTMENTS    PRO FORMA    HISTORICAL    ADJUSTMENTS    PRO FORMA
     -------------------------        ----------   -----------    ---------    ----------    -----------    ---------
Sales...............................   $80,389       $             $80,389      $135,458       $            $135,458
                                       -------       -------       -------      --------       -------      --------
Cost of Sales:
  Food and beverage.................    22,917                      22,917        38,762                      38,762
  Labor.............................    27,784                      27,784        46,711                      46,711
  Restaurant operating expenses.....    14,332         2,583c,g     16,915        23,662         5,166c,g     28,828
  Restaurant depreciation...........     3,020          (486)e       2,534         4,966          (971)e       3,995
  General and administrative........     4,942           209g        5,151         9,854           209g       10,063
  Interest expense, net.............     1,326           28d         1,354         1,689            57d        1,746
                                       -------       -------       -------      --------       -------      --------
                                        74,321         2,335        76,656       125,644         4,460       130,104
                                       -------       -------       -------      --------       -------      --------
Income before income taxes and
  cumulative effect of a change in
  accounting principle..............     6,068        (2,335)        3,733         9,814        (4,460)        5,354
Provision for income taxes before
  cumulative effect of a change in
  accounting principle..............     1,890          (824)h       1,066         3,362        (1,504)h       1,858
                                       -------       -------       -------      --------       -------      --------
     Income before cumulative effect
       of a change in accounting
       principle....................     4,178        (1,511)        2,667         6,452        (2,956)        3,496
Cumulative effect of a change in
  accounting for preoperational
  costs (less tax of $253)..........        --                                       496                         496
                                       -------       -------       -------      --------       -------      --------
  Net income........................   $ 4,178       $(1,511)      $ 2,667      $  5,956       $(2,956)     $  3,000
                                       =======       =======       =======      ========       =======      ========
Basic earnings per share:
  Income before cumulative effect of
     change in accounting
     principle......................   $  0.41       $  0.03       $  0.44      $   0.64       $ (0.06)     $   0.58
  Cumulative effective of change in
     accounting for preoperational
     costs..........................        --            --            --         (0.05)        (0.03)        (0.08)
                                       -------       -------       -------      --------       -------      --------
  Net Income........................   $  0.41       $  0.03       $  0.44      $   0.59       $ (0.09)     $   0.50
                                       =======       =======       =======      ========       =======      ========
Diluted earnings per share:
  Income before cumulative effect of
     change in accounting
     principle......................   $  0.41       $  0.02       $  0.43      $   0.63       $ (0.07)     $   0.56
  Cumulative effect of change in
     accounting for preoperational
     costs..........................   $    --            --            --         (0.05)        (0.03)        (0.08)
                                       -------       -------       -------      --------       -------      --------
  Net Income........................   $  0.41       $  0.02       $  0.43      $   0.58       $ (0.10)     $   0.48
                                       =======       =======       =======      ========       =======      ========
Dividends per share.................   $  0.07       $  0.03       $  0.10      $   0.07       $  0.04      $   0.11
Ratio of earnings to fixed
  charges...........................      4.67                        3.16          4.93                        2.86

                    NOTES TO SUMMARY UNAUDITED CONSOLIDATED
                        PRO FORMA FINANCIAL INFORMATION

(1) The following assumptions were made in presenting the summary unaudited consolidated pro forma financial information:

          (a) The information assumes that 4,000,000 Shares are repurchased and recorded as Treasury Stock at $12 per share.

          (b) Expenses directly related to the Offer are assumed to be $490 thousand and have been charged against Treasury Stock.

          (c) The purchase price is assumed to be financed with Sale-Leaseback Transactions involving the sale of 25 existing store locations' land and building assets and the simultaneous leaseback of such assets at an effective rate of 9.98%, with a lease term of 15 years, and resulting gross proceeds of approximately $57.5 million. The resulting additional lease expense has been charged to Restaurant Operating Expense.

          (d) Expenses directly related to the sale-leaseback are assumed to be $850 thousand and were capitalized and amortized over the lease term.

          (e) Depreciation savings from the disposed assets were credited to Restaurant Depreciation.

          (f) Cash is increased by excess cash from the proceeds of the Sale-Leaseback Transactions.

          (g) Gross proceeds compared to net book value of the assets sold resulted in a loss of $209 thousand for six of the locations and was expensed immediately. The remaining nineteen stores had a cumulative gain of $8.6 million which was deferred and amortized over the lease term.

          (h) The impact of these pro forma adjustments results in a net reduction in the Company's effective tax rate. The resulting rates are 26.7% and 31.4% for the periods ended June 28, 1998 and December 28, 1997, respectively.

(2) Book value per share is calculated by dividing common stockholders' equity by the number of common and pro forma shares outstanding at the end of the period.

(3) For purposes of computing the ratio of earnings to fixed charges, "earnings" has been calculated by adding to the caption "income before income taxes and cumulative effect of a change in accounting principle," fixed charges, excluding capitalized interest. "Fixed Charges" consists of interest expense whether capitalized or expensed, amortization of debt costs, and the portion of rents representing the interest factor which the Company generally calculates as 8.00%.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of August 7, 1998, the Company had issued and outstanding 10,159,354 Shares and had reserved for issuance upon exercise of outstanding stock options and convertible debt securities 2,342,593 Shares. The 4,000,000 Shares that the Company is offering to purchase represent approximately 39.4% of the Shares then outstanding. As of August 5, 1998, the Company's directors and executive officers as a group (11 persons) beneficially owned an aggregate of 2,015,262 Shares representing approximately 19.8% of the outstanding Shares, assuming the exercise of options exercisable within 60 days.

     If the Company purchases 4,000,000 Shares pursuant to the Offer, and assuming the repurchase of all shares tendered by the four Directors of the Company who have indicated that they intend to tender shares in the Offer, the Company's executive officers and directors as a group would own beneficially approximately 19.7% of the outstanding Shares immediately after the Offer, assuming exercise of options exercisable within 60 days.

     The Company has been advised that G. Arthur Seelbinder, Chairman of the Board and Chief Executive Officer, intends to tender up to 570,000 Shares (or approximately 77% of the Shares currently owned by Mr. Seelbinder, excluding options) in the Offer. Mr. Seelbinder has informed the Company that he will use the net after tax proceeds he may receive as a result of his participation in the Offer to repay a portion of the Loan (described below).

     In 1994, the Board of Directors approved a guaranty by the Company of a loan of $5,000,000 to Mr. Seelbinder. In January, 1997, the Board approved a refinancing of the loan with The Chase Manhattan Bank of New York (the "Bank"). The loan (the "Loan") from the Bank bears interest at the Bank's prime rate of LIBOR plus 2%, is secured by 570,000 Common Shares and is guaranteed by the Company in the principal amount up to $6,250,000 including capitalized interest. Pursuant to the loan agreement between Mr. Seelbinder and the Bank, any reduction of the principal amount outstanding under the Loan shall not entitle Mr. Seelbinder to the advancement of additional funds under the Loan. The guaranty provides that the Bank will sell the pledged shares and apply the proceeds thereof to the Loan prior to calling on the Company for its guaranty. The term of the Loan was scheduled to expire in the first quarter of 1998. The term of the Loan has been extended until January 31, 1999. At July 31, 1998, the amount of the Loan outstanding, including capitalized and accrued interest, was approximately $5,449,063 and the undiscounted fair market value of the pledged shares was approximately $4,845,000.

     The guaranty secures the Loan until it is repaid or refinanced without a guaranty. The Company would fund any obligation it incurs under the terms of its guaranty from additional borrowings under its Credit Agreement. There can be no assurance that the Loan will be repaid or refinanced on terms that will not result in continuing the guaranty or in a material payment. Mr. Seelbinder agreed to pay to the Company a guaranty fee each year that the guaranty remains outstanding beginning on March 9, 1994, the date the Company first issued its guaranty of the loan. The amount of the guaranty fee is 1/4 percent of the outstanding principal amount of the guaranteed loan on the date that the guaranty fee becomes due. Mr. Seelbinder has agreed to use at least one-half of any incentive bonus paid to him by the Company to pay principal and interest on the Loan beginning with any incentive bonus paid for fiscal year 1998. Mr. Seelbinder has also agreed to make payments on the Loan in amounts sufficient to ensure that the Loan balance on January 31, 1999 does not exceed 90 percent of the Loan balance on January 31, 1998.

     Because the value of the shares pledged to secure the Loan at July 31, 1998 and on the date of this filing was, and after the consummation of the Offer may be, less than the amount required under the terms of the Loan, the Bank has the right to require Mr. Seelbinder to provide more collateral or to pay down the Loan. The Bank has not indicated to Mr. Seelbinder or the Company that it intends to take this action, but there can be no assurance that the Bank will not do so. Mr. Seelbinder has also informed the Company that following the consummation of the Offer and the repayment of a portion of the Loan, he intends to discuss with the Bank or other financing sources the refinancing of the balance of the Loan. There can be no assurance that such refinancing will occur or that, if the Loan is refinanced, the guaranty will not remain outstanding. Although there can be no assurance that the Company will not be required to make a payment under the guaranty, the Company believes that any such payment, if required to be made, would not have a material adverse effect on the Company's financial position or results of operations.

     On March 4, 1997, Mr. Seelbinder exercised options to purchase 100,000 Shares, sold the shares in a block transaction through a broker at $11.50 per share, the then current trading price on the New York Stock Exchange, and the Company purchased 100,000 Shares in a block transaction through the same broker at the same time. The transaction was approved by the Board of Directors in advance. The gain on the transaction is taxable to Mr. Seelbinder and deductible by the Company. $438,000 of the proceeds of this transaction after payment of the option exercise price and withholding taxes were used to reduce the principal of the Loan.

     The Company has also been advised that Glenn W. Cockburn, the Senior Vice President -- Operations and a Director of the Company, intends to tender up to 100,000 Shares in the Offer, that Henry R. Hillenmeyer, a Director of the Company, and certain members of his immediate family intend to tender up to 7,000 Shares in the Offer and that Harvey M. Palash, a Director of the Company, intends to tender up to 125,000 Shares in the Offer. None of Messrs. Seelbinder, Cockburn, Hillenmeyer or Palash voted in connection with the Board's determination to approve the Offer (which was made by a special committee (the "Special Committee") of the Board of Directors consisting of Messrs. Phillip L. Pritchard, David T. Kollat, David L. Hobson and William Lehr Jackson and of which Mr. Hobson was appointed Chairman) and the Board has delegated to the Special Committee the authority to determine the final number of Shares to be acquired by the Company pursuant to the Offer and any other changes to the terms of the Offer.

     The Company has been advised that none of its other directors or executive officers intends to tender any Shares pursuant to the Offer.

     Except as set forth below, neither the Company, nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof:

          On July 14, 1998, Mark W. Mikosz, the Vice President -- Chief Financial Officer of the Company, received a grant of options to purchase 30,000 Shares at $9.44 per Share. 7,500 of such options vest and become exercisable in July of each of 1999, 2000, 2001 and 2002, respectively.

          On June 24, 1998, William Lehr Jackson, a Director of the Company purchased 2,000 shares at $9.63 per share in an open market purchase.

Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) of the Company pursuant to the Company's stock option plans and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. However, there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares and the continued listing of the Company's securities on the NYSE.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or, if retired, the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future stock option and employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

     This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" or "constructive sale" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States shareholder (herein, a "Holder"). For purposes of this summary, a "United States shareholder" is a beneficial owner of the Shares who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust the administration of which a court within the United States is able to exercise primary supervision and all substantial decisions of which one or more United States persons have the authority to control. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally subject to tax in a manner similar to United States shareholders; however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of the tax withheld. This summary does not apply to foreign shareholders who hold, actually or constructively, more than 5% of the stock of the Company. Any such shareholder is strongly advised to consult its own tax advisor. This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Each Holder of Shares should consult such Holder's tax advisor as to the particular consequences to it of participation in the Offer.

     Consequences to Tendering Holders of Exchange of Shares for Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, the Holder will, depending on such Holder's particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from the Company. In general, if a Holder does not exercise control over the affairs of the Company and all Shares actually or constructively owned by such Holder under the applicable attribution rules are tendered and exchanged for cash in the Offer, the Holder should be treated as recognizing gain or loss from the disposition of Shares.

     Under Section 302 of the Code, a Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (i) results in a "complete termination" of all such Holder's equity interest in the Company, (ii) results in a "substantially disproportionate' redemption with respect to such Holder or
(iii) is "not essentially equivalent to a dividend" with respect to the Holder. In applying each of the Section 302 tests, a Holder is in general deemed to own constructively the Shares actually owned by certain related individuals and entitles.

     A Holder that exchanges all Shares actually or constructively owned by such Holder for cash pursuant to the Offer will be regarded as having completely terminated such Holder's equity interest in the Company. An exchange of Shares for cash will be a "substantially disproportionate" redemption with respect to a Holder if the percentage of the then outstanding Shares owned by such Holder immediately after the exchange is less than 80% of the percentage of the Shares owned by such Holder immediately before the exchange. If an exchange of Shares for cash fails to satisfy the "substantially disproportionate" test, the Holder may nonetheless satisfy the "not essentially equivalent to a dividend" test. A Holder who wishes to satisfy (or avoid) the "not essentially equivalent to a dividend" test is urged to consult such Holder's tax advisor because this test will be met only if the reduction in such Holder's proportionate interest in the Company constitutes a "meaningful reduction" given such Holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction." If a Holder sells Shares to persons other than the Company at or about the time such Holder also sells shares to the Company pursuant to the Offer, and the various sales effected by the Holder are part of an overall plan to reduce or terminate such Holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the Holder's sale of Shares pursuant to the Offer and, if integrated, may be taken into account in determining whether the Holder satisfies any of the three tests described above. A Holder should consult his tax advisor regarding the treatment of other exchanges of Shares for cash which may be integrated with such Holder's sale of Shares to the Company pursuant to the Offer.

     If a Holder is treated as recognizing gain or loss from the disposition of Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such Holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Any long-term capital gain recognized by Holders that are individuals, estates or trusts will be taxable at a maximum rate of 20% if the holding period of the Shares exceeds 18 months and otherwise will be taxable to such Holders at a maximum rate of 28%. However, any short-term capital gain recognized by Holders that are individuals, estates or trusts and any long-term or short-term capital gain recognized by Holders that are corporations will be taxable at regular income tax rates.

     If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such Holder in such exchange will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits as determined for United States federal income tax purposes. Such a dividend will be includible in the Holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged, and no loss will be recognized. The Holder's tax basis in the Shares exchanged, however, will be added to such Holder's tax basis in the remaining Shares that it owns. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate Holder,
(i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. A corporate Holder should consult its tax advisor concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code.

     The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Therefore, a Holder can be given no assurance that a sufficient number of such Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

     Consequences to Shareholders who do not Tender Pursuant to the Offer. Shareholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

     See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the

Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the number of Shares being sought in the Offer or the Dealer Manager's soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (ii) the Offer ends on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will then be extended until the expiration of such period of ten business days.

15.  FEES AND EXPENSES.

     The Company has retained the Dealer Manager to act as its financial advisors, as well as the dealer manager, in connection with the Offer. The Dealer Manager will receive a fee for its services in connection with the Offer equal to the sum of (i) $250,000 and (ii) $0.05 for each Share acquired pursuant to the Offer. The Company also has agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including the reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     The Company has retained ChaseMellon Shareholder Services, L.L.C. to act as Depositary and Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. ChaseMellon Shareholder Services, L.L.C. will receive reasonable and customary compensation for its services as Depositary and Information Agent, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable to brokers, dealers or other persons (other than to the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company for purposes of the Offer (except for the Dealer Manager).

     The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.  MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licenses under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          COOKER RESTAURANT CORPORATION

August 12, 1998

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

                                    By Mail:
                                 P.O. Box 3301
                              South Hackensack, NJ
                                     07606
                        Attn:  Reorganization Department
                             By Overnight Delivery:
                               85 Challenger Road
                               Mail Drop -- Reorg
                           Ridgefield Park, NJ 07660
                        Attn:  Reorganization Department
                                    By Hand:
                            120 Broadway, 13th Floor
                               New York, NY 10271
                              Attn: Reorganization
                                   Department

                          By Facsimile Transmissions:

                        (for Eligible Institutions only)
                                 (201) 296-4293

                             Confirm by Telephone:
                                 (201) 296-4860

     Additional copies of the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent and will be furnished at the Company's expense. Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Shareholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                              450 WEST 33RD STREET
                                   14TH FLOOR
                            NEW YORK, NEW YORK 10001

                 BANKS AND BROKERS CALL COLLECT: (212) 273-8080
                   ALL OTHERS CALL TOLL-FREE: (800) 549-9249

                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE
                                277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                          CALL COLLECT: (212) 892-3644

August 12, 1998